Exhibit 2.1

Sunset Financial Resources, Inc.

September 5, 2006

Alesco Financial Trust

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

Gentlemen:

We are parties to an Amended and Restated Agreement and Plan of Merger, dated as of July 20, 2006 (the “Agreement”). In accordance with our discussions, we have reached the following agreements regarding the Agreement. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

1. Notwithstanding anything in the Agreement to the contrary, the Company shall not be obligated to file the Registration Statement. The Proxy Statement shall be filed as a proxy statement rather than as a prospectus included in the Registration Statement.

2. (a) The Company shall promptly file a shelf registration statement (the “S-3 Registration Statement”) on Form S-3 to register the re-sale of Company Common Shares received by the Eagles shareholders in the Merger in accordance with the Registration Rights Provisions attached hereto, which are incorporated herein by reference. The Company agrees to comply with the Registration Rights Provisions for the benefit of the Eagles shareholders receiving Common Shares pursuant to the Agreement.

(b) Notwithstanding anything in the Agreement to the contrary, the obligations under this Section 2 shall not be terminated or modified in such a manner as to adversely affect any Eagles shareholder to whom this Section 2 applies without the consent of each such affected shareholder. This Section 2 is intended for the irrevocable benefit of, and to grant third party beneficiary rights to, the Eagles shareholders and their respective heirs and assignees and shall be binding on all successors of the Company and the Surviving Corporation. Each of the Eagles shareholders and their respective heirs and assignees shall be entitled to enforce the provisions of this Section 2.

(c) As a condition to being entitled to the benefits of Section 4 of the Registration Rights Provisions, each Eagles shareholder shall comply with the applicable provisions of Section 4 of the Registration Rights Provisions.

3. Section 2.1(h) of the Agreement shall be amended to provide that the Company shall commence the Repurchase Offer on the date the Proxy Statement is first sent to the stockholders of the Company.

4. The first sentence of Section 6.3(c) of the Agreement shall be amended by changing the reference to the “Registration Statement” to the “Proxy Statement.” Section 7.1(d) of the Agreement shall be amended by changing the references to the “Registration Statement” to the “S-3 Registration Statement.”

5. The representations and warranties herein (or incorporated herein by reference) shall be deemed representations and warranties of the Company made in the Agreement and the covenants herein (or incorporated herein by reference) shall be deemed covenants of the Company made in the Agreement.

6. Except as explicitly set forth herein, the Agreement shall remain in full force and effect.

If the foregoing accurately reflects our agreements, please sign below. This letter may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile transmission of any signed original document shall be deemed the same as delivery of an original.

Very truly yours,

SUNSET FINANCIAL RESOURCES, INC.

By:	/s/ Stacy M. Riffe
Name:	Stacy M. Riffe
Title:	Chief Executive Officer

JAGUAR ACQUISITION INC.

By:	/s/ Stacy M. Riffe
Name:	Stacy M. Riffe
Title:	Chief Executive Officer

Accepted and agreed as of

the date first set forth above

ALESCO FINANCIAL TRUST

By:	/s/ James J. McEntee
Name:	James J. McEntee
Title:	President and CEO

REGISTRATION RIGHTS PROVISIONS

These Registration Rights Provisions (this “Agreement”) are for the benefit of the holders (the “Alesco Holders”) of common shares of beneficial interest, par value $0.01 per share (“Alesco Shares”), of Alesco Financial Trust, a Maryland real estate investment trust (“Alesco”), as of the closing of the merger (the Merger”) contemplated by the Amended and Restated Agreement and Plan of Merger, dated as of July 20, 2006 (the “Merger Agreement”), by and among Sunset Financial Resources, Inc. (the “Company”), a Maryland corporation, the Company and Jaguar Acquisition Inc.

Pursuant to the Merger Agreement, the Alesco Holders are to receive shares of common stock, par value $0.001 per share (the “Common Shares”) of the Company. The Company agrees to register the Common Shares as provided herein.

In consideration of the foregoing, the parties hereto agree as follows:

1. Definitions.

As used in this Agreement, the following capitalized defined terms shall have the following meanings:

“1933 Act” shall mean the Securities Act of 1933, as amended from time to time.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Additional Shares” shall mean Common Shares or other securities of the Company issued in respect of the Shares by reason of or in connection with any stock dividend, stock distribution, stock split, purchase in any rights offering or in connection with any exchange for or replacement of such shares or any combination of shares, recapitalization, merger or consolidation, or any other equity securities issued pursuant to any other pro rata distribution with respect to the Common Shares.

“Affiliate” shall mean, as to any specified Person, (i) any Person directly or indirectly owning, controlling or holding, with power to vote, ten percent or more of the outstanding voting securities of such other Person, (ii) any Person ten percent or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with power to vote, by such other Person, (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person, (iv) any executive officer, director, trustee, managing member or general partner of such Person and (v) any legal entity for which such Person acts as an executive officer, director, trustee, managing member or general partner. For purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly, or indirectly through one or more intermediaries or relationships, of the power to direct or cause the direction of the management and policies of such Person, whether by contract, through the ownership of voting securities, partnership or member interests or other equity interests or otherwise. An indirect relationship shall include, without limitation, circumstances in which a Person’s spouse, children, parents, siblings or mother-, father-, sister- or brother-in-law is or has been associated with a Person.

“Business Days” shall mean Monday, Tuesday, Wednesday, Thursday, and Friday that is not a day on which banking institutions in New York or other applicable places where such act is to occur are authorized or obligated by applicable law, regulation or executive order to close.

“Common Shares” shall have the meaning set forth in the preamble.

“Company” shall have the meaning set forth in the preamble and shall also include the Company’s successors.

“Depositary” shall mean The Depository Trust Company, or any other depositary appointed by the Company, provided, however, that such depositary must have an address in the Borough of Manhattan, in the City of New York.

“Holder” shall mean the Alesco Holders and each registered owner of Registrable Shares from time to time.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“Person” shall mean an individual, partnership (general or limited), corporation, limited liability company, trust or unincorporated organization, or a government or agency or political subdivision thereof.

“Prospectus” shall mean the prospectus included in a Registration Statement, including any preliminary prospectus, and any such prospectus as amended or supplemented by any prospectus supplement, including any such prospectus supplement with respect to the terms of the offering of any portion of the Registrable Shares covered by a Registration Statement, and by all other amendments and supplements to a prospectus, including post-effective amendments and free-writing prospectuses and in each case including all material incorporated by reference therein.

“Registrable Shares” shall mean the Shares and any Additional Shares; provided, however, that Shares and Additional Shares shall cease to be Registrable Shares when (i) a Registration Statement with respect to such Shares and Additional Shares shall have been declared effective under the 1933 Act and such Shares or Additional Shares shall have been disposed of pursuant to such Registration Statement, (ii) such Shares or Additional Shares have been sold to the public pursuant to Rule 144 (or any similar provision then in force, but not Rule 144A) under the 1933 Act or are saleable pursuant to Rule 144(k) under the 1933 Act or (iii) such Shares or Additional Shares shall have ceased to be outstanding or (iv) the second anniversary of the initial effective date of the Shelf Registration Statement or, in the case of any Additional Shares not included in the Shelf Registration Statement, until the second anniversary of the issuance of the Additional Shares.

“Registration Expenses” shall mean any and all expenses incident to the performance of or compliance by the Company with this Agreement, including without limitation: (i) all SEC, stock exchange or NASD registration and filing fees, including, if applicable, the fees and expenses of any “qualified independent underwriter” (and its counsel) that is required to be retained by any holder of Registrable Shares in accordance with the rules and regulations of the NASD, (ii) all fees and expenses incurred in connection with compliance with state securities or blue sky laws and compliance with the rules of the NASD (including reasonable fees and disbursements of one firm of Selling Holders’ Counsel for any underwriters or Holders in connection with blue sky qualification of any Registrable Shares and any filings with the NASD), (iii) all expenses of any Persons in preparing or assisting in preparing, word processing, printing and distributing any Registration Statement, any Prospectus, any amendments or supplements thereto, any underwriting agreements, securities sales agreements and other documents relating to the performance of and compliance with this Agreement, (iv) all fees and expenses incurred in connection with the listing, if any, of any of the Registrable Shares on any securities exchange or exchanges, (v) the fees and disbursements of Counsel for the Company and of the independent registered public accounting firm of the Company, including the expenses of any special audits or “comfort” letters required by or incident to such performance and compliance, (vi) the fees and expenses of the Company’s transfer agent, and any escrow agent or custodian, (vii) the reasonable fees and disbursements of one firm of Selling Holders’ Counsel representing the Holders of Registrable Shares and (viii) any fees and disbursements of the underwriters customarily required to be paid by issuers or sellers of securities and the fees and expenses of any special experts retained by the Company in connection with any Registration Statement, but excluding underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of Registrable Shares by a Holder and the fees and disbursements of any counsel to the Holders, except as provided in clauses (ii) and (vii).

“Registration Statement” shall mean any registration statement of the Company which covers any of the Registrable Shares pursuant to the provisions of this Agreement, and all amendments and supplements to any such Registration Statement, including pre- and post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“SEC” shall mean the Securities and Exchange Commission or any successor agency or government body performing the functions currently performed by the United States Securities and Exchange Commission.

“Selling Holders’ Counsel” shall mean counsel for the Holders that is selected by the Holders holding a majority of the Registrable Shares included in a Registration Statement and that is reasonably acceptable to the Company.

“Shares” shall mean the Common Shares issued to Alesco shareholders in the Merger.

“Shelf Registration” shall mean a registration effected pursuant to Section 2.1 of this Agreement.

“Shelf Registration Statement” shall mean a shelf registration which covers Registrable Shares on an appropriate form under the 1933 Act, and all amendments and supplements to such registration statement, including pre- and post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“Subsequent Shelf Registration Statement” shall mean an additional “shelf” registration statement of the Company pursuant to the provisions of Section 2.3 of this Agreement which covers Additional Shares on an appropriate form under the 1933 Act, and all amendments and supplements to such registration statement, including pre- and post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

2. Registration Under the 1933 Act.

2.1 Mandatory Shelf Registration.

(a) As promptly as practicable after the date of this Agreement, the Company agrees to file with the SEC, and thereafter shall use its commercially reasonable efforts to cause to be declared effective a Shelf Registration Statement relating to the resale of the Registrable Shares by the Holders from time to time in accordance with any method or combination of methods legally available to the Holders of any and all Registrable Shares.

(b) The Company shall use its commercially reasonable efforts to keep the Shelf Registration Statement continuously effective in order to permit the Prospectus forming part thereof to be usable by Holders for a period of two years from the date the Shelf Registration Statement is declared effective by the SEC, or for such shorter period that will terminate when all Registrable Shares covered by the Shelf Registration Statement cease to be Registrable Shares (the “Effectiveness Period”); provided, however, that the Effectiveness Period in respect of the Shelf Registration Statement shall be extended to the extent required to permit dealers to comply with the applicable prospectus delivery requirements of Rule 174 under the 1933 Act and as otherwise provided herein.

(c) Notwithstanding any other provision hereof, the Company agrees to use its commercially reasonable efforts to ensure that (i) any Shelf Registration Statement and any amendment thereto and any Prospectus forming part thereof and any supplement thereto complies, when filed, in all material respects with the 1933 Act and the rules and regulations thereunder, (ii) any Shelf Registration Statement and any amendment thereto does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements, in light of the circumstances under which they were made, not misleading and (iii) any Prospectus forming part of any Shelf Registration Statement, and any supplement to such Prospectus (as amended or supplemented from time to time), does not, when filed, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading.

The Company shall not permit any securities other than Registrable Shares to be included in the Shelf Registration Statement. The Company further agrees, if necessary, to supplement or amend the Shelf Registration Statement, as required by Section 3(b) below, and to furnish to the Holders of Registrable Shares copies of any such supplement or amendment promptly after its being used or filed with the SEC.

2.2 [intentionally omitted]

2.3 Subsequent Shelf Registration for Additional Shares. If any Additional Shares are issued or distributed to Holders after the effectiveness of the Shelf Registration Statement, or such Additional Shares were otherwise not included in a prior Shelf Registration Statement, then the Company shall as soon as practicable, but in no event later than 60 days after the issuance of such Additional Shares, file and use its best efforts to cause to be declared effective by the SEC as soon as practicable following such filing a Subsequent Shelf Registration Statement in the same manner, and subject to the same provisions.

2.4 Expenses. The Company shall pay all Registration Expenses in connection with the registration pursuant to Section 2.1 or 2.3 hereof. Each Holder shall pay or otherwise bear all underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of such Holder’s Registrable Shares pursuant to the Shelf Registration Statement or any Subsequent Shelf Registration Statement.

2.5. [intentionally omitted]

3. Registration Procedures.

In connection with the obligations of the Company with respect to a Registration Statement pursuant to Section 2 hereof, the Company shall:

(a) prepare and file with the SEC the Registration Statement, within the relevant time period specified in Section 2, on the appropriate form under the 1933 Act, which form (i) shall be selected by the Company, (ii) shall be available for the registration and sale of the Registrable Shares by the selling Holders thereof, (iii) shall comply as to form in all material respects with the requirements of the applicable form and include or incorporate by reference all financial statements required by the SEC to be filed therewith or incorporated by reference therein, and (iv) shall comply in all respects with the requirements of Regulation S-T under the 1933 Act, and use its best efforts to cause such Registration Statement to become effective and remain effective in accordance with Section 2 hereof;

(b) prepare and file with the SEC such amendments and post-effective amendments to each Registration Statement as may be necessary under applicable law to keep such Registration Statement effective for the applicable period; and cause each Prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provision then in force) under the 1933 Act and comply with the provisions of the 1933 Act, the 1934 Act and the rules and regulations thereunder applicable to them with respect to the disposition of all securities covered by each Registration Statement during the applicable period in accordance with the intended method or methods of distribution by the selling Holders thereof;

(c) (i) notify each Holder of Registrable Shares, at least five (5) Business Days after filing, that a Registration Statement with respect to the Registrable Shares has been filed and advising such Holders that the distribution of Registrable Shares will be made in accordance with any method or combination of methods legally available by the Holders of any and all Registrable Shares; (ii) furnish to each Holder of Registrable Shares, without charge, as many copies of each Prospectus, including each preliminary Prospectus, and any amendment or supplement thereto and such other documents as such Holder may reasonably request, including financial statements and schedules in order to facilitate the public sale or other disposition of the Registrable Shares; and (iii) hereby consent to the use of the Prospectus or any amendment or supplement thereto by each of the selling Holders of Registrable Shares in connection with the offering and sale of the Registrable Shares covered by the Prospectus or any amendment or supplement thereto;

(d) use its best efforts to register or qualify the Registrable Shares under all applicable state securities or “blue sky” laws of such jurisdictions as any Holder of Registrable Shares covered by a Registration Statement and each underwriter of an underwritten offering of Registrable Shares shall reasonably request by the time the applicable Registration Statement is declared effective by the SEC, and do any and all other acts and things which may be reasonably necessary or advisable to enable each such Holder and underwriter to consummate the disposition in each such jurisdiction of such Registrable Shares owned by such Holder; provided, however, that the Company shall not be required to (i) qualify as a foreign corporation or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(d), or (ii) take any action which would subject it to general service of process or taxation in any such jurisdiction where it is not then so subject;

(e) notify promptly each Holder of Registrable Shares under a Registration Statement as provided in paragraph (f) below and, if requested by such Holder, confirm such advice in writing promptly (i) when a Registration Statement has become effective and when any post-effective amendments and supplements thereto become effective, (ii) of any request by the SEC or any state securities authority for post-effective amendments and supplements to a Registration Statement and Prospectus or for additional information after the Registration Statement has become effective, (iii) of the issuance by the SEC or any state securities authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose, (iv) of the happening of any event or the discovery of any facts during the period a Registration Statement is effective which makes any statement made in such Registration Statement or the related Prospectus untrue in any material respect or which requires the making of any changes in such Registration Statement or Prospectus in order to make the statements therein not misleading, (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Shares, for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose and (vi) of the filing of a post-effective amendment to such Registration Statement;

(f) furnish Selling Holders’ Counsel copies of any comment letters relating to the selling Holders received from the SEC or any other request by the SEC or any state securities authority for amendments or supplements to a Registration Statement and Prospectus or for additional information relating to the selling Holders;

(g) make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement at the earliest possible moment;

(h) furnish to each Holder of Registrable Shares, without charge, at least one conformed copy of each Registration Statement and any post-effective amendment thereto, including financial statements and schedules (without documents incorporated therein by reference and all exhibits thereto, unless requested);

(i) cooperate with the selling Holders to facilitate the timely preparation and delivery of certificates representing Registrable Shares to be sold and not bearing any restrictive legends; and enable such Registrable Shares to be in such denominations and registered in such names as the selling Holders or the underwriters, if any, may reasonably request at least three business days prior to the closing of any sale of Registrable Shares;

(k) upon the occurrence of any event or the discovery of any facts, as contemplated by Sections 3(e)(iv) and 3(e)(v) hereof, as promptly as practicable after the occurrence of such an event, use its best efforts to prepare a supplement or post-effective amendment to the Registration Statement or the related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Shares or Participating Broker-Dealers, such Prospectus will not contain at the time of such delivery any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or will remain so qualified. At such time as such public disclosure is otherwise made or the Company determines that such disclosure is not necessary, in each case to correct any misstatement of a material fact or to include any omitted material fact, the Company agrees promptly to notify each Holder of such determination and to furnish each Holder such number of copies of the Prospectus as amended or supplemented, as such Holder may reasonably request;

(l) [intentionally omitted];

(m) [intentionally omitted];

(o) [intentionally omitted];

(p) [intentionally omitted];

(q) [intentionally omitted];

(r) use its best efforts to cause all Registrable Shares to be listed on any securities exchange on which similar securities issued by the Company are then listed;

(s) otherwise comply with all applicable rules and regulations of the SEC and make available to its security holders, as soon as reasonably practicable, an earnings statement covering at least 12 months which shall satisfy the provisions of Section 11(a) of the 1933 Act and Rule 158 thereunder;

(t) cooperate and assist in any filings required to be made with the NASD and in the performance of any due diligence investigation by any underwriter and its counsel (including any “qualified independent underwriter” that is required to be retained in accordance with the rules and regulations of the NASD); and

(u) the Company may (as a condition to a Holder’s participation in a Shelf Registration) require each Holder of Registrable Shares to furnish to the Company such information regarding the Holder and the proposed distribution by such Holder of such Registrable Shares as the Company may from time to time reasonably request in writing.

Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event or the discovery of any facts of the type described in Section 3(e)(vi) hereof, such Holder will forthwith discontinue disposition of Registrable Shares pursuant to a Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 3(k) hereof, and, if so directed by the Company, such Holder will deliver to the Company (at the Company’s expense) all copies in such Holder’s possession, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Shares current at the time of receipt of such notice.

[intentionally omitted]

4. Indemnification; Contribution.

(a) The Company agrees to indemnify and hold harmless each Holder, each Participating Broker-Dealer, each Person who participates as an underwriter (any such Person being an “Underwriter”) and each Person, if any, who controls any Holder or Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

(i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement (or any amendment or supplement thereto) pursuant to which Registrable Shares were registered under the 1933 Act, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising out of any untrue statement or alleged untrue statement of a material fact contained in any Prospectus (or any amendment or supplement thereto) or the omission or alleged omission therefrom at such date of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 4(d) below) any such settlement is effected with the written consent of the Company; and

(iii) against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by any indemnified party), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under subparagraph (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by the Holder or Underwriter expressly for use in a Registration Statement (or any amendment thereto) or any Prospectus (or any amendment or supplement thereto).

(b) Each Holder severally, but not jointly, agrees to indemnify and hold harmless the Company, each Underwriter and the other selling Holders, and each of their respective directors and officers, and each Person, if any, who controls the Company, any Underwriter or any other selling Holder within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, against any and all loss, liability, claim, damage and expense described in the indemnity contained in Section 4(a) hereof, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement, (or any amendment thereto) or any Prospectus included therein (or any amendment or supplement thereto) in reliance upon and in conformity with written information with respect to such Holder furnished to the Company by such Holder expressly for use in the Registration Statement, (or any amendment thereto) or such Prospectus (or any amendment or supplement thereto); provided, however, that no such Holder shall be liable for any claims hereunder in excess of the amount of net proceeds received by such Holder from the sale of Registrable Shares pursuant to such Registration Statement.

(c) Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure so to notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. An indemnifying party may participate at its own expense in the defense of such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying party or parties be liable for the fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 4 (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 4(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

(e) If the indemnification provided for in this Section 4 is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and the Holders on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative fault of the Company on the one hand and the Holders on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or the Holders and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 4. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 4 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 4, each Person, if any, who controls a Holder within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as a Holder, and each director of the Company, and each Person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company.

5. [intentionally omitted]

6. [intentionally omitted]

7. Termination of the Company’s Obligations. The Company shall have no further obligations pursuant to this Agreement at such time as no Registrable Shares are outstanding, provided, however, that the Company’s obligations under Sections 4 and 9 of this Agreement shall remain in full force and effect following such time.

8. [intentionally omitted]

9. Miscellaneous.

9.1 Rule 144 and Rule 144A. For so long as the Company is subject to the reporting requirements of Section 13 or 15 of the 1934 Act, the Company covenants that it will file the reports required to be filed by it under the 1933 Act and Section 13(a) or 15(d) of the 1934 Act and the rules and regulations adopted by the SEC thereunder. If the Company ceases to be so required to file such reports, the Company covenants that it will upon the request of any Holder of Registrable Shares (a) make publicly available such information as is necessary to permit sales pursuant to Rule 144 under the 1933 Act, (b) deliver such information to a prospective purchaser as is necessary to permit sales pursuant to Rule 144A under the 1933 Act and it will take such further action as any Holder of Registrable Shares may reasonably request, and (c) take such further action that is reasonable in the circumstances, in each case to the extent required from time to time to enable such Holder to sell its Registrable Shares without registration under the 1933 Act within the limitation of the exemptions provided by (i) Rule 144 under the 1933 Act, as such Rule may be amended from time to time, (ii) Rule 144A under the 1933 Act, as such Rule may be amended from time to time, or (iii) any similar rules or regulations hereafter adopted by the SEC. Upon the request of any Holder of Registrable Shares, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements (at any time after ninety (90) days after the effective date of the first Registration Statement filed by the Company for an offering of its Common Shares to the general public) and of the 1933 Act and the 1934 Act (at any time after it has become subject to the reporting requirements of the 1934 Act), a copy of the most recent annual and quarterly report(s) of the Company, and such other reports, documents or shareholder communications of the Company, and take such further actions consistent with this Section 9.1, as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a Holder to sell any such Registrable Shares without registration.

9.2 No Inconsistent Agreements. The Company has not entered into and the Company will not after the date of this Agreement enter into any agreement which is inconsistent with the rights granted to the Holders of Registrable Shares pursuant to this Agreement or otherwise conflicts with the provisions of this Agreement. The rights granted to the Holders hereunder do not and will not for the term of this Agreement in any way conflict with the rights granted to the holders of the Company’s other issued and outstanding securities under any such agreements.

9.3 Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless the Company has obtained the written consent of the Holders (other than Affiliates of the Company) of at least a majority of the outstanding Registrable Shares affected by such amendment, modification, supplement, waiver or departure.

9.4 Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, registered first-class mail, telex, telecopier, or any courier guaranteeing overnight delivery (a) if to a Holder, at the most current address given by such Holder to the Company or Alesco by means of a notice given in accordance with the provisions of this Section 9.4; and (b) if to the Company, initially at the Company’s address set forth in the Merger Agreement, and thereafter at such other address of which notice is given in accordance with the provisions of this Section 9.4.

All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; two business days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt is acknowledged, if telecopied; and on the next business day if timely delivered to an air courier guaranteeing overnight delivery.

9.5 Successor and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors, assigns and transferees of each of the parties, including, without limitation and without the need for an express assignment, subsequent Holders. If any transferee of any Holder shall acquire Registrable Shares, in any manner, whether by operation of law or otherwise, such Registrable Shares shall be held subject to all of the terms of this Agreement, and by taking and holding such Registrable Shares such person shall be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement and such person shall be entitled to receive the benefits hereof.

9.6 Third Party Beneficiaries. Each Holder of Registrable Shares shall be a third party beneficiary to this Agreements and shall have the right to enforce this Agreements directly to the extent it deems such enforcement necessary or advisable to protect its rights hereunder.

9.7. Specific Enforcement. Without limiting the remedies available to the the Holders, the Company acknowledges that any failure by the Company to comply with its obligations under Sections 2.1 through 2.4 hereof may result in material irreparable injury to the Holders for which there is no adequate remedy at law, that it would not be possible to measure damages for such injuries precisely and that, in the event of any such failure, any Holder may obtain such relief as may be required to specifically enforce the Company’s obligations under Sections 2.1 through 2.4 hereof.

9.8. [intentionally omitted]

9.9 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

9.10 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

9.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

9.12 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.